Exhibit 99.2

February 11, 2021

Hello Synacor:

This morning we announced that Synacor has agreed to be acquired by Centre Lane Partners for $2.20 per share in cash, that values the company at approximately $92 million. Press Release-Synacor.

Attractive valuation? This represents a 24% premium to our volume weighted average stock price over the prior 30 days, a 29% premium to our volume weighted average stock price over the prior 60 days, and a 53% premium to our volume weighted average stock price over the prior 6 months. The Board thoroughly considered alternatives, looked at comparable valuations provided by our bankers, and unanimously voted to approve the transaction.

Why Centre Lane? Centre Lane Partners is a New York-based private investment firm with about $2 billion of capital under management and a track record of helping companies scale. They look to partner with strong teams, and are excited to partner with us, the Synacor team, to support the continued growth and evolution of the company. Their capital and expertise can help us enhance our Cloud ID, Zimbra and Advertising products, deepen the value we provide our customers, expand our sales pipeline, and ultimately scale the business.

What happens next? In a few weeks, Centre Lane will commence a tender offer to acquire all Synacor common stock for $2.20 per share in cash. The closing of the transaction is expected to take place during or prior to the second quarter of 2021. Following the completion of the transaction, Synacor’s common stock will be delisted from the Nasdaq Stock Market and, at that time, we will no longer be a public company.

What does this mean for me? Business as usual – we still have products to build, customers to serve, and numbers to achieve. Centre Lane has made it clear, through our many interactions, that they are excited about the Synacor business and are looking forward to partnering with the team. When the transaction closes during or prior to Q2, all your outstanding RSUs or in-the- money options will accelerate and vest, and those proceeds will be cashed out to you in a pay period at that time. Any options with a strike price of over $2.20 will automatically be canceled.

We also announced our preliminary Q4 results this morning. We significantly beat expectations for revenue, adjusted EBITDA and net income Preliminary Fourth-Quarter 2020 Results, continued evidence of our successful strategy and strong business. Thank you for your incredible efforts that made these results possible.

This is an exciting day for Synacor. We have executed an incredible transformation into a resilient and profitable company operating in growing markets. We deliver innovative Identity & Access Management, Email & Collaboration, and Advertising platforms to some of the world’s leading companies. And now we get to write a new chapter together…

An All Hands Meeting is scheduled for 10.30 am EST this morning to discuss this transaction further and to answer any questions. As always, a WebEx invite will be sent and we will record the All hands for people in different time zones.

Please do not hesitate to reach out to me directly or contact your department leader if you have any questions.

Sincerely,

Himesh

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding shares of Synacor common stock described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Synacor common stock, nor is it a substitute for any tender offer materials that CLP SY Holding, LLC (“Parent”), SY Merger Sub Corporation (“Purchaser”) or Synacor will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy shares of Synacor common stock will be made only pursuant to an offer to purchase and related materials that Purchaser intends to file with the SEC. At the time the tender offer is commenced, Parent will cause Purchaser to file a tender offer statement on Schedule TO with the SEC, and Synacor will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. SYNACOR STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY SYNACOR WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO THAT SHOULD BE READ CAREFULLY. Both the tender offer statement and the solicitation/recommendation statement will be made available at no charge on the SEC’s website: www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other tender offer documents (once they become available) will be mailed to Synacor’s stockholders free of charge and additional copies may be obtained free of charge, by contacting Synacor Investor Relations by e-mail at ir@synacor.com or on Synacor’s website at www.synacor.com. In addition to the offer to purchase, the related letter of transmittal and certain other documents, as well as the solicitation/recommendation statement, Synacor files annual, quarterly and current reports, proxy statements and other information with the SEC. Synacor’s filings with the SEC are available to the public at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Synacor at www.synacor.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contain forward-looking statements within the meaning of the federal securities law, including, without limitation, the potential benefits of the proposed transaction, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, that are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such statements are subject to risks and uncertainties that include, but are not limited to: (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for Synacor will be made; (iv) uncertainty surrounding how many of Synacor’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement; (vii) the diversion of management attention from business operations to the transactions; (viii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in Synacor’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Parent, Purchaser and Synacor, as applicable, which are or will be available on the SEC’s website at www.sec.gov. The risks and uncertainties described above and in Synacor’s most recent Annual Report on Form 10-K are not exclusive and further information concerning Synacor and its businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Synacor files from time to time with the SEC. The forward-looking statements in this communication speak only as of the date hereof. Except as required by law, Synacor assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.